CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.19.2

Board File
No. LAA-8613B

SECOND AMENDMENT TO LOS ANGELES INTERNATIONAL AIRPORT

TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT FOR

THE TOM BRADLEY INTERNATIONAL TERMINAL AND TERMINAL 2 AT LOS

ANGELES INTERNATIONAL AIRPORT BETWEEN THE CITY OF LOS ANGELES

AND WESTFIELD AIRPORTS, LLC CONCERNING THE AMENDMENT OF LAA-

8613

This Second Amendment to the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminal 2 and the Tom Bradley International Terminal at Los Angeles International Airport, between the City of Los Angeles and Westfield Airports, LLC (“Second Amendment”), is made and entered into this 3rd day of June, 2016, at Los Angeles, California by and between THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (hereinafter referred to as “City”), acting by order of and through its Board of Airport Commissioners (hereinafter referred to as “Board”) and WESTFIELD AIRPORTS, LLC (“Westfield” or “TCM”), a Delaware limited liability company, concerning the amendment of the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminal 2 and the Tom Bradley International Terminal (“TBIT”), LAA-8613, dated March 1, 2012, between the City and TCM.

RECITALS

WHEREAS, on March 1, 2012, City and TCM entered into the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminal 2 and TBIT, LAA-8613 (“Agreement”); and

WHEREAS, Westfield currently occupies space in Terminal 2 and TBIT pursuant to the Agreement; and

WHEREAS, Section I of the Agreement requires Westfield to make certain improvements in Terminal 2 and TBIT; and

WHEREAS, a First Amendment to the Agreement was entered into on July 9, 2015 (“First Amendment”); and

WHEREAS, the City was notified by letter that Westfield Concession Management, LLC, a Delaware limited liability company, changed its corporate name to Westfield Airports, LLC, a Delaware limited liability company, and the City consented to such name change; and

WHEREAS, the parties hereto desire to amend said Agreement,

NOW, THEREFORE, the parties hereto, for and in consideration of the terms, covenants and conditions hereinafter contained to be kept and performed by the respective parties hereto, do mutually agree that the Agreement, BE AMENDED AS FOLLOWS:

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Amendment Section 1.All references in the Agreement to “Westfield Concession Management, LLC” are hereby amended to state “Westfield Airports, LLC” (hereinafter referred to as “TCM”).

Amendment Section 2.All addresses in the Agreement referring to 11601 Wilshire Blvd., 11th Floor, Los Angeles, California 90025 for Westfield, are hereby deleted and amended as follows: 2049 Century Park East 41st Floor, Los Angeles, CA 90067.

Amendment Section 3.Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

1.1TCM’s Obligations During Pre-Term Development Phase. Commencing on March 1, 2012 (the “Effective Date”) in the written notification from the Executive Director of the Department of Airports of the City of Los Angeles (or the person or persons designated by the Executive Director to take a specified action on behalf of the Executive Director) (collectively herein, the “Executive Director”), TCM shall, at TCM’s sole cost and expense and to the full satisfaction of the Executive Director, be responsible for the planning, design and development of the food & beverage, retail, and certain other concession spaces in specified locations in the Tom Bradley International Terminal (including the Bradley West Modernization area which is a part thereof) and Terminal 2, all as more particularly identified in this Agreement and as more particularly set forth below. The Tom Bradley International Terminal (including the Bradley West Modernization area which is a part thereof) is sometimes referred to in this Agreement as “TBIT.” TBIT and Terminal 2 are sometimes individually referred to herein as a “Facility” and are sometimes collectively referred to herein as the “Facilities.”

Amendment Section 4.Section 2.2 of the Agreement, which was amended and restated in the First Amendment, is hereby amended and restated to read in its entirety as follows:

2.2For purposes of this Agreement, the term “Primary Term” shall mean the period of time that TCM shall operate the Premises as the terminal commercial manager hereunder, which period shall commence for any given portion of the Premises on the Delivery Date for such portion of the Premises and any associated Storage Space within TBIT and Terminal 2 shall end as to all portions of the Premises on the Expiration Date (unless the term of this Agreement is sooner terminated in accordance with the provisions of this Agreement). For purposes of this Agreement, the term “Expiration Date” shall mean January 31, 2032. No delay in the processing of any Definitive Improvement Plan or delay in the Delivery Date of any portion of the Premises shall extend the Expiration Date, except as expressly provided in Section 2.2.1 of the Agreement. TCM acknowledges and agrees that TCM has absolutely no rights under this Agreement to extend the Primary Term, except as expressly provided in Section 2.2.1 below.

Amendment Section 5.Section 4.1.2.5 of the Agreement (which was added in the First Amendment) is hereby deleted in its entirety.

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Amendment Section 5.Section 4.1.3.2 of the Agreement (which was added in the First Amendment) is hereby deleted in its entirety.

Amendment Section 6.Section 4.1.3.5 of the Agreement (which was added in the First Amendment) is hereby deleted in its entirety.

Amendment Section 7.Section 4.8.4 of the Agreement (which was added in the First Amendment) is hereby deleted in its entirety.

Amendment Section 8.Section 4.10.6 of the Agreement (which was added in the First Amendment) is hereby deleted in its entirety.

Amendment Section 9.Section 4.11.4 of the Agreement (which was added in the First Amendment) is hereby deleted in its entirety.

Amendment Section 10.The Basic Information of the Agreement is hereby amended and restated to conform with the provisions of this Second Amendment, to the extent that the provisions in the Basic Information have been modified by the provisions of this Second Amendment.

Amendment Section 11.The applicable Business and Operations Plan of the Agreement shall be submitted to conform with the provisions of this Second Amendment, to the extent that the provisions in the applicable Business and Operations Plan should be modified in accordance with the provisions of this Second Amendment.

Amendment Section 12.Section 16.45 (“City Approval”) of the Agreement is hereby amended and restated to read in its entirety as follows:

Section 16.45 City Approval. Following the execution and delivery of this Agreement, whenever this Agreement calls for a matter to be approved or disapproved by or on behalf of City, then the written approval, disapproval, or consent of the Executive Director within the legal authority of the Executive Director, subject to the approval of the Office of the City Attorney as to form, if required, shall constitute the approval, disapproval, or consent of City; provided, however, if the approval or consent by City is in excess of the Executive Director’s legal authority, then such matter shall be approved by the Board. Except as otherwise expressly set forth in this Agreement, with respect to any matter that is subject to the approval or consent of the Executive Director or the Board, such approval or consent may be given or withheld in the Executive Director’s or the Board’s sole and absolute discretion. Any approvals or consents required from or given by City under this Agreement shall be approvals of the City of Los Angeles Department of Airports acting as the owner and operator of the Airport, and shall not relate to, constitute a waiver of, supersede or otherwise limit or affect the rights or prerogatives of the City of Los Angeles as a government, including the right to grant or deny any permits required for construction or maintenance of the Premises and the right to enact, amend or repeal laws and ordinances, including, without limitation, those relating to zoning, land use, and building and safety. No approval or consent on behalf of City will be deemed binding upon City unless approved in writing as to form by the City Attorney when such approval is required.

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Amendment Section 13.Section 6.1.1 is hereby added to the Agreement to read as follows:

6.1.1Subsequent Concession Agreement or Contract Covered by 49 CFR Part 23. TCM agrees to include the following statement in any subsequent concession agreement or contract covered by 49 CFR part 23, that it enters and cause those businesses to similarly include the statement in further agreements: “This Agreement is subject to the requirements of the U.S. Department of Transportation’s regulations, 49 CFR part 23. TCM agrees that it will not discriminate against any business owner because of the owner’s race, color, national origin, or sex in connection with the award or performance of any concession agreement, management contract, or subcontract; purchase or lease agreement, or other agreement covered by 49 CFR part 23.”

Amendment Section 14.As a material inducement to City’s entering into this Second Amendment, TCM hereby represents and covenants to City, to the best of TCM’s knowledge, without independent inquiry, as follows: (1) City is not in default in the performance of any of the terms or provisions of the Agreement; (2) City has duly delivered the Premises to TCM in accordance with the terms of the Agreement, except as provided in this Second Amendment, and there exists no unresolved disputes or claims by TCM for items related to the initial construction or capital expenditure which are completed or expended by TCM with respect to TCM Initial Premises Improvements and Initial Non-Premises Improvements for which City is liable or obligated to pay for or to perform in connection with the Agreement; (3) TCM neither has nor claims any setoffs or credits against the payment of Rent payable under the Agreement; and (4) City shall be entitled to rely on the accuracy of the foregoing representation and covenants, and TCM hereby releases City from any claims relating to the foregoing matters.

Amendment Section 15.For clarification, the exhibit for the Storage Space Addendum (Exhibit E) of the Agreement is hereby replaced with the attached document, upon date on which this Second Amendment is entered.

Amendment Section 16.The first paragraph of Section 3.2.1 to the Agreement (preceding subsection “a. Budget”) is hereby amended and restated to read in its entirety as follows:

3.2.1 Services of TCM. TCM is to include in the Business and Operations Plan for each Year, identification of any Custom Architectural Features (including but not limited to specialty lighting, furniture and fixtures) installed by TCM and acquired by City or installed by TCM pursuant to the Agreement, and that are in City’s Common Areas, as Initial Non-Premises Improvements (“Custom Architectural Features”), where City employees are not able to maintain or operate such Custom Architectural Features in the normal course of business, as itemized in writing by the Deputy Executive Director (or his/her designee) of the department responsible for such maintenance and operation, and if determined by the same to be an exception to the competitive bidding process under Charter Code Section 371(e)(10). Subject to and in accordance with the terms and conditions herein stated, and so long as City approves the appropriate budget to do so, and subject at all times to such procedures and directions as are set forth in this Agreement, TCM shall do all of the following:

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Amendment Section 17.Except as specifically provided herein, this Second Amendment shall not in any manner alter, change, modify, or affect any of the rights, privileges, duties, or obligations of either of the parties hereto, under, or by reason of said Agreement, as amended.

IN WITNESS WHEREOF, City has caused this Second Amendment to be executed on its behalf by the Executive Director, or his or her authorized signatory, and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

APPROVED AS TO FORM:		CITY OF LOS ANGELES

Michael N. Feuer, City Attorney

By		By
Deputy/Assistant City Attorney		Executive Director
Department of Airports

Date	5/3/2016	Date	6/3/16

By
Deputy Executive Director, Comptroller Department of Airports

ATTEST:	WESTFIELD AIRPORTS, LLC
a Delaware limited liability company

By	By
Signature	Signature

Print Name	Print Name

Senior Vice President	SR EX VP
Print Title	Print Title

5

Storage Space Addendum Exhibit

6

STORAGE SPACE ADDENDUM

THIS STORAGE SPACE ADDENDUM (this “Addendum”) is made as of, 2016, by and between the CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (“City”), acting by order of and through its Board of Airport Commissioners (“Board”), and WESTFIELD AIRPORTS, LLC, a Delaware limited liability company, f/k/a Westfield Concession Management, LLC (“TCM”), and upon execution and delivery of this Addendum by Executive Director shall become a part of that certain Los Angeles International Airport Terminal Commercial Management Concession Agreement (Tom Bradley International Terminal and Terminal 2), LAA-8613 dated as of March 1, 2012, by and between City and TCM with respect to the Premises (as defined therein) (the “Concession Agreement”).

1.Defined Terms. All initially capitalized terms not otherwise defined in this Addendum shall have the meanings set forth in the Concession Agreement, unless the context clearly indicates otherwise.

2.Lease of Storage Space. In consideration of the payment of Storage Rent (hereinafter defined) and keeping and performance of the covenants and agreements by TCM as set forth in this Addendum and in the Concession Agreement, City leases to TCM a total of approximately                      square feet of storage space (the “Storage Space”), as shown on the chart and drawing, both of which are attached to this Addendum as Exhibit A.

3.Term of Storage Space Addendum. TCM’s right to use the Storage Space will commence on                     , 2016 and terminate the earlier of (a) upon thirty (30) days’ prior written notice from either City or TCM to the other, or (b) the concurrent expiration or earlier termination of the Concession Agreement. City may, in the sole and reasonable discretion of the Executive Director, consider taking back portions of the Storage Space, provided however, such portions are in leasable, useable condition as determined in the sole discretion of the Executive Director. TCM shall use its best efforts to lease the Storage Space prior to requesting City to consider taking back of said space. In the event of such take back, TCM must provide City sixty (60) days’ prior written notice of its request. Notwithstanding anything provided in the Concession Agreement or otherwise, TCM shall not be entitled to any compensation or reimbursement in connection with such relocation or take back (including without limitation, any compensation or reimbursements for moving expenses, or for alterations or improvements made to the Storage Space). In connection with the expiration or earlier termination of this Addendum, TCM shall remove any and all goods, furniture, equipment, files, supplies and other personal property from the Storage Space, whether or not belonging to TCM, and shall surrender the Storage Space in substantially the same condition as received by TCM.

4.Storage Rent. TCM shall pay, as a monthly base rent for the Storage Space, the Terminal Buildings Charge under the Los Angeles International Airport Passenger Terminal Tariff, as Amended (“Base Storage Rent”). The Base Storage Rent described in this Section 4 is subject to annual adjustment by the Board, and TCM shall pay the Base Storage Rent based on the then Board-approved rates.

4.1.Terminal Buildings Charge. The Base Storage Rent shall be calculated for each calendar month in an amount equal to the Terminal Buildings Rate in effect for the month multiplied by the square footage of the Storage Space. If adjustments to the Terminal Buildings Rate are adopted by the Board retroactive to an effective date established by the Board, the adjustments shall be applied retroactively to said effective date and TCM shall be responsible for retroactive payment of any increased amounts due.

4.2.The Storage Rent is all inclusive and includes utilities, taxes, maintenance, and repair. For purposes of this Addendum, “Storage Rent” shall mean Base Storage Rent and all additional charges (if any) payable to City hereunder. All Storage Rent will be payable in advance, without notice, on or before the first day of each month during the term of this Addendum, at the place designated in the Basic Information of the Concession Agreement for the payment of Rent, or at such place as City may from time to time designate in writing. TCM acknowledges that the Storage Rent does not include TCM’s payment of City’s Occupancy Tax, which may be adjusted from time to time by the City Council.

5.Use of Storage Space. TCM will require its concessionaires to use the Storage Space in a careful, safe and proper manner, in accordance with all applicable Laws and any Rules and Regulations. TCM agrees to be fully liable for any damages or losses sustained by City as a result of any overloading by TCM. TCM will pay City as Additional Storage Rent on demand for any damage to the Storage Space caused by misuse or abuse by TCM, its agent or employees, or any other person entering the Storage Space. TCM will not commit waste nor permit waste to be committed nor permit any nuisance in the Storage Space.

6.Lighting; Electricity. City agrees, during the term of this Addendum, to furnish and provide such electric lighting service to and such ingress and egress from the Storage Space during ordinary business hours as may, at the judgment of the City, be reasonably required for the use and occupancy of the Storage Space pursuant to the terms of this Addendum. TCM agrees that City will not be liable for failure to provide such lighting service or ingress and egress during any period when City uses reasonable diligence to supply them. City reserves the right temporarily to discontinue electric service, or ingress or egress, at such times as may be necessary when City is unable to provide them by reason of accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, walkouts, riots, acts of God, or any other happening beyond the control of City. City will be under no obligation to furnish heating or air conditioning service to the Storage Space. City will have the right to enter the Storage Space to examine and inspect it as provided in the Concession Agreement and to require the removal of any object or material City deems hazardous to the safety or operation of the Terminal or building in which the Storage Space is located.

7.TCM Contacts. TCM will provide City a list of TCM’s appointed representatives and their telephone numbers for the Storage Space. TCM may, from time to time, change the individuals who are designated as TCM’s representatives by written notice to City of any such change. City will contact TCM’s representative only to obtain access to the Storage Space. TCM will place signs identifying the location and telephone number for TCM representative on each Storage Space.

8.Storage at TCM’s Risk; Condition of Storage Space. TCM agrees that any and all property, whether or not belonging to TCM, kept or stored in the Storage Space will be at the sole risk of TCM and that City will not be liable for any injury or damage to such property, except to the extent caused by the sole negligence or intentional misconduct of City or City Agents in accordance with the applicable terms and provisions of the Concession Agreement. TCM will carry and maintain, at TCM’s expense, or cause its concessionaires to carry and maintain, at the respective concessionaire’s expense, insurance covering all property stored in the Storage Space. Taking possession of the Storage Space by TCM for itself or its concessionaires will be conclusive evidence that the Storage Space was in the condition agreed upon between City and TCM and acknowledgment by TCM that it accepts the Storage Space in its then “as-is, where is” condition, “with all faults,” and without any further improvement by City.

9.Applicability of the Concession Agreement. Except to the extent specifically provided otherwise in this Addendum, the provisions of the Concession Agreement shall be applicable to the Storage Space and this Addendum, including but not limited to the “City Held Harmless” provision in Section 13.2, as if they were specifically set forth in this Addendum. During the term of this Addendum, references in the Concession Agreement to the “Premises” will be deemed to refer to the “Storage Space,” unless the context clearly indicates otherwise. In the event of any express conflict between the provisions of the Concession Agreement and the provisions of this Addendum, the provisions of this Addendum shall control.

10.Cross-Default. Any default by TCM in the performance of TCM’s obligations under this Addendum will also be a default under the Concession Agreement.

11.Improvements to Storage Space; Relocation and Partial Termination. TCM shall not make, or allow or permit, any alterations or improvements to the Storage Space without the prior written consent of City and compliance with the applicable provisions of the Concession Agreement. City expressly reserves the rights (a) to relocate the Storage Space to such other storage area as may be designated by City, or (b) to partially terminate this Addendum with respect to any portion of the Storage Space upon not less than thirty (30) days prior written notice to TCM. Notwithstanding anything to the contrary provided in the Concession Agreement or otherwise, TCM shall not be entitled to any compensation or reimbursement in connection with such relocation or partial termination (including, without limitation, any compensation or reimbursements for moving expenses, or for alterations or improvements made to the Storage Space); provided, however, the Storage Rent shall be equitably adjusted in connection with any reduction in the Storage Space.

12.Counterparts. This Addendum may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts when taken together, shall constitute the entire single agreement between the parties.

[Signatures on next page]

IN WITNESS WHEREOF, City has caused this Addendum to be executed on its behalf by Executive Director and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

Approved as to form:	CITY OF LOS ANGELES

MICHAEL N. FEUER,
City Attorney

Date:	Date:

By:	By:
Deputy/Assistant City Attorney	Executive Director
City of Los Angeles,
Department of Airports

Attest:	WESTFIELD AIRPORTS, LLC

By:	By:
(Signature)	(Signature)

Print Name	Print Name

Title	Title

By:
(Signature)

Print Name

Title

EXHIBIT A

STORAGE SPACE CHART & DRAWING

ACKNOWLEDGEMENT OF GUARANTOR

The undersigned, Westfield America, Inc., a Missouri corporation (herein, “Guarantor”), hereby represents, acknowledges, and agrees as follows: (1) Guarantor has reviewed the foregoing Second Amendment to the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminal 2 and TBIT, between the City of Los Angeles and Westfield Airports, LLC, formerly known as Westfield Concession Management, LLC (“TCM”) (the “Second Amendment”), concerning the amendment of the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminal 2 and TBIT, LAA-8613, dated March 1, 2012, between the City of Los Angeles and TCM (hereinafter “Agreement”); (2) Guarantor is the guarantor of TCM’s obligations under the Agreement pursuant to that certain Guaranty Agreement executed concurrently with the execution of the Agreement (the “Guaranty”); (3) Guarantor approves of TCM’s execution of the Second Amendment and agrees with its terms; and (4) the Guaranty is hereby reaffirmed, and the Guaranty is and remains in full force and effect and continues to guarantee the prompt payment and performance by TCM of all of the terms of the Agreement as amended and modified by the Second Amendment. This Acknowledgement of Guarantor has been executed as of the date of execution of the Second Amendment by TCM.

“GUARANTOR”

ATTEST:		WESTFIELD AMERICA, INC.
a Missouri corporation

By:		By:

Name (printed):		Name (printed):

Title:	Senior Vice President	Title:	SR EX VP